Exhibit 99.1

DURECT Corporation Reports Third Quarter 2023 Financial Results and Business Update

- Webcast of Earnings Call Today, November 13th at 4:30 p.m. ET

- Topline data from AHFIRM trial showed compelling efficacy signal in favor of larsucosterol in the key secondary endpoint of mortality at 90 days

CUPERTINO, Calif., November 13, 2023 /PRNewswire / -- DURECT Corporation (Nasdaq: DRRX) today announced financial results for the three months ended September 30, 2023 and provided a corporate update.

“The recently reported topline results from the AHFIRM trial showed that larsucosterol has the potential to reduce mortality in alcohol-associated hepatitis (AH) patients,” stated James E. Brown, D.V.M., President and CEO of DURECT. “We believe that larsucosterol represents a promising potential treatment for AH, a disease with no effective therapies today, and has the potential to save thousands of lives each year, if approved. We look forward to entering discussions with the U.S. Food and Drug Administration (FDA) in the first quarter of 2024 regarding the AHFIRM data and requirements for FDA approval of larsucosterol for the treatment of AH. We also plan to discuss the design of a potential registrational Phase 3 trial using mortality as the primary endpoint.”

Arun Sanyal, MD, MBBS, Director of Stravitz-Sanyal Institute for Liver Disease & Metabolic Health at Virginia Commonwealth University, added, “AH is a leading cause of liver-related hospitalization and mortality. Current treatment with steroids has only marginal short-term benefits and no effect on longer term mortality. In this environment, the results of the current study demonstrating survival benefit are exciting and provide hope for many patients with this condition.”

Recent Business Highlights:

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AHFIRM Topline Data Shows Promising Effect of Larsucosterol on Mortality in AH Patients
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In November 2023, DURECT announced topline data from the AHFIRM trial that showed a compelling efficacy signal in favor of larsucosterol in the key secondary endpoint of mortality at 90 days. Both the 30 mg and 90 mg larsucosterol doses demonstrated clinically meaningful trends in reduction of mortality, with reductions of 41% (p=0.070) in the 30 mg arm and 35% (p=0.126) in the 90 mg arm compared with standard of care (SOC). The numerical improvement in the primary endpoint of mortality or liver transplant at 90 days did not achieve statistical significance for either dose of larsucosterol.
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Both doses of larsucosterol in AHFIRM showed a more pronounced reduction in mortality in patients enrolled in the U.S., representing 76% of patients enrolled in the trial. The reductions in mortality at 90 days were 57% (p=0.014) for the 30 mg arm and 58% (p=0.008) for the 90 mg arm compared with SOC in the U.S.
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Larsucosterol was safe and well tolerated. There were fewer treatment-emergent adverse events (TEAEs) in the larsucosterol arms compared with SOC.
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DURECT intends to have an End of Phase 2 (EOP2) meeting with FDA to discuss the trial results and the Phase 3 registration trial design in the first quarter of 2024. DURECT also plans to present the results from AHFIRM at an upcoming medical meeting.

Financial Highlights for Q3 2023:

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Total revenues were $1.7 million and net loss was $3.0 million for the three months ended September 30, 2023 compared to total revenues of $12.0 million and net loss of $2.5 million for the three months ended September 30, 2022. The net loss in the third quarter of 2023 was impacted by a $7.0 million gain from the change in fair value of warrant liabilities, which is a non-cash item. The revenue and net loss in the third quarter of 2022 were impacted by $10.0 million in milestone revenue related to the agreement with Innocoll with respect to POSIMIR®.
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At September 30, 2023, cash, cash equivalents and investments were $39.1 million, compared to $43.6 million at December 31, 2022. Debt at September 30, 2023 was $18.7 million, compared to $21.2 million at December 31, 2022.

Earnings Conference Call

We will host a conference call and webcast today at 4:30 p.m. Eastern Time/1:30 p.m. Pacific Time to discuss the third quarter 2023 results and provide a corporate update:

Monday, November 13 @ 4:30 p.m. Eastern Time / 1:30 p.m. Pacific Time

Toll Free: 1-877-407-0784

International: 1-201-689-8560

Conference ID: 13740526

Call meTM: click here

Participants can use the guest dial-in numbers above to reach an operator or they can click the Call meTM link for instant telephone access to the event (dial-out). The Call meTM link will be made active 15 minutes prior to scheduled start time.

Webcast: https://viavid.webcasts.com/starthere.jsp?ei=1628151&tp_key=ba103a2a9b

A live audio webcast of the presentation will also be available by accessing DURECT’s homepage at www.durect.com on the “Events” page, under the “Investors” tab. If you are unable to participate during the live webcast, the call will be archived on DURECT’s website under “Events” in the “Investors” section.

About the AHFIRM Trial

AHFIRM was a Phase 2b randomized, double-blind, placebo-controlled, international, multi-center study conducted in subjects with severe alcohol-associated hepatitis (AH) to evaluate the saFety and effIcacy of laRsucosterol treatMent (AHFIRM). The study was comprised of three arms and enrolled 307 patients, with approximately 100 patients in each arm: (1) SOC, which consists of placebo plus supportive care, with or without methylprednisolone capsules at the investigators’ discretion; (2) larsucosterol (30 mg); and (3) larsucosterol (90 mg). Patients in the larsucosterol arms received the same supportive care without steroids. In order to maintain blinding, patients in the two active arms received matching placebo capsules if the investigator prescribed steroids. The primary outcome measure was the 90-Day incidence of mortality or liver transplantation for patients treated with larsucosterol compared to those treated with SOC. The Company enrolled patients at clinical trial sites across the U.S., EU, U.K., and Australia. Reflecting the life-threatening nature of AH and the lack of therapeutic options, the U.S. Food and Drug Administration (FDA) has granted larsucosterol Fast Track Designation for the treatment of AH. For more information, refer to ClinicalTrials.gov Identifier: NCT04563026.

About Alcohol-associated Hepatitis (AH)

AH is an acute form of alcohol-associated liver disease (ALD), associated with long-term heavy intake of alcohol and often occurs after a recent period of increased alcohol consumption (i.e., a binge). AH is typically characterized by severe inflammation and destruction of liver tissue (i.e., necrosis), potentially leading to life-threatening complications including liver failure, acute kidney injury and multi-organ failure. There are no FDA approved therapies for AH and a retrospective analysis of 77 studies published between 1971 and 2016, which included data from a total of 8,184 patients, showed the overall mortality from AH was 26% at 28 days, 29% at 90 days and 44% at 180 days. A subsequent global study published in December 2021, which included 85 tertiary centers in 11 countries across 3 continents, prospectively enrolled 2,581 AH patients with a median Model of End-Stage Liver Disease (MELD) score of 23.5, reported mortality at 28 and 90 days of approximately 20% and 31%, respectively. Stopping alcohol consumption is necessary, but frequently not sufficient for recovery in many moderate (defined as

MELD scores of 11-20) and severe (defined as MELD scores >20) patients and therapies that reduce liver inflammation, such as corticosteroids, are limited by contraindications, have not been shown to improve survival at 90 days or one year, and have demonstrated an increased risk of infection. While liver transplantation is becoming more common for ALD patients, including AH patients, the total number of such transplants is still relatively small. Average charges for a liver transplant exceed $875,000, and patients require lifelong immunosuppressive therapy to prevent organ rejection.

About Larsucosterol

Larsucosterol is an endogenous sulfated oxysterol and an epigenetic modulator. Epigenetic regulators are compounds that regulate patterns of gene expression without modifying the DNA sequence. DNA hypermethylation, an example of epigenetic dysregulation, results in transcriptomic reprogramming and cellular dysfunction, and has been found to be associated with many acute (e.g., AH) or chronic diseases (e.g., NASH). As an inhibitor of DNA methyltransferases (DNMT1, DNMT3a and 3b), larsucosterol inhibits DNA methylation, which subsequently modulates expression of genes that are involved in cell signaling pathways associated with stress responses, cell death and survival, and lipid biosynthesis. This may ultimately lead to improved cell survival, reduced inflammation, and decreased lipotoxicity. As an epigenetic modulator, the proposed mechanism of action provides further scientific rationale for developing larsucosterol for the treatment of acute organ injury and certain chronic diseases.

About DURECT Corporation

DURECT is a late-stage biopharmaceutical company pioneering the development of epigenetic therapies that target dysregulated DNA methylation to transform the treatment of serious and life-threatening conditions, including acute organ injury and cancer. Larsucosterol, DURECT’s lead drug candidate, binds to and inhibits the activity of DNA methyltransferases (DNMTs), epigenetic enzymes that are elevated and associated with hypermethylation found in alcohol-associated hepatitis (AH) patients. Larsucosterol is in clinical development for the potential treatment of AH, for which FDA has granted a Fast Track Designation; non-alcoholic steatohepatitis (NASH) is also being explored. In addition, POSIMIR® (bupivacaine solution) for infiltration use, a non-opioid analgesic utilizing the innovative SABER® platform technology, is FDA-approved and is exclusively licensed to Innocoll Pharmaceuticals for sale and distribution in the United States. For more information about DURECT, please visit www.durect.com and follow us on X (formerly Twitter) at https://x.com/DURECTCorp.

DURECT Forward-Looking Statements

This press release contains forward-looking statements, including statements made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995, relating to: the potential for larsucosterol to demonstrate a reduction in mortality or liver transplant in patients with AH and to save lives, our plans to meet with the FDA to review the results of AHFIRM trial and the Phase 3 registration trial design in the first quarter of 2024, the potential FDA or other regulatory approval of larsucosterol for the treatment of AH, the commercialization of POSIMIR by Innocoll, the potential to develop larsucosterol for AH, NASH or other indications, and the potential benefits, if any, of our product candidates. Actual results may differ materially from those contained in the forward-looking statements contained in this press release, and reported results should not be considered as an indication of future performance. The potential risks and uncertainties that could cause actual results to differ from those projected include, among other things, the risk that future clinical trials of larsucosterol do not confirm the results from subset analyses of the AHFIRM trial, including geographic or other segmentation, or of earlier clinical or pre-clinical trials, or do not demonstrate the safety or efficacy of larsucosterol in a statistically significant manner, the risk that the FDA or other government agencies may require additional clinical trials for larsucosterol before approving it for the treatment of AH, risks that Innocoll may not commercialize POSIMIR successfully, and risks related to the sufficiency of our cash resources, our anticipated capital requirements, our need or desire for additional financing, our ability to meet the minimum bid price for continued listing on Nasdaq, our ability to obtain capital to fund our operations and expenses and our ability to continue to operate as a going concern. Further information regarding these and other risks is included in DURECT's most recent Securities and Exchange Commission (SEC) filings, including its annual report on Form 10-K for the year ended December 31, 2022 and quarterly report on Form 10-Q for the quarter ended September 30, 2023, when filed, under the heading “Risk Factors.” These reports are available on our website www.durect.com under the “Investors” tab and on the SEC’s website at www.sec.gov. All information provided in this press release and in the attachments is based on information available to DURECT as of the date hereof, and DURECT assumes no obligation to update this information as a result of future events or developments, except as required by law.

NOTE: POSIMIR® is a trademark of Innocoll Pharmaceuticals, Ltd. in the U.S. and a trademark of DURECT Corporation outside of the U.S. SABER® is a trademark of DURECT Corporation. Other referenced trademarks belong to their respective owners. Larsucosterol is an investigational drug candidate under development and has not been approved for commercialization by the U.S. Food and Drug Administration or other health authorities for any indication.

DURECT CORPORATION

CONDENSED STATEMENTS OF OPERATIONS AND COMPREHENSIVE LOSS

(in thousands, except per share amounts)

(Unaudited)

	Three months ended September 30		Nine months ended September 30
	2023	2022	2023	2022
Collaborative research and development and other revenue	$506	$10,585	$1,657	$11,686
Product revenue, net	1,238	1,392	4,222	4,282
Total revenues	1,744	11,977	5,879	15,968
Operating expenses:
Cost of product revenues	312	345	1,059	1,073
Research and development	7,199	9,881	23,738	26,909
Selling, general and administrative	3,790	3,883	11,712	11,570
Total operating expenses	11,301	14,109	36,509	39,552
Loss from operations	(9,557)	(2,132)	(30,630)	(23,584)
Other income (expense):
Interest and other income	653	284	1,681	465
Change in fair value of warrant liabilities	7,016	—	8,601	—
Interest and other expenses	(700)	(623)	(2,175)	(1,745)
Issuance cost for warrants	(427)	—	(1,627)	—
Loss on issuance of warrants	—	—	(2,033)	—
Other income (expense), net	6,542	(339)	4,447	(1,280)
Net loss	$(3,015)	$(2,471)	$(26,183)	$(24,864)
Net change in unrealized loss on available-for-sale securities, net of reclassification adjustments and taxes	(6)	17	1	2
Total comprehensive loss	$(3,021)	$(2,454)	$(26,182)	$(24,862)
Net loss per share
Basic	$(0.11)	$(0.11)	$(1.04)	$(1.09)
Diluted	$(0.14)	$(0.11)	$(1.07)	$(1.09)

Weighted-average shares used in computing net loss per share
Basic	27,211	22,777	25,175	22,773
Diluted	27,511	22,777	25,433	22,773

DURECT CORPORATION

CONDENSED BALANCE SHEETS

(in thousands)

(unaudited)

	As of	As of
	September 30, 2023	December 31, 2022 (1)

ASSETS
Current assets:
Cash and cash equivalents	$38,985	$43,483
Accounts receivable, net	883	3,423
Inventories, net	2,521	2,113
Prepaid expenses and other current assets	1,391	2,375
Total current assets	43,780	51,394
Property and equipment, net	127	188
Operating lease right-of-use assets	4,374	1,943
Goodwill	6,169	6,169
Long-term restricted investments	150	150
Other long-term assets	128	256
Total assets	$54,728	$60,100

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$1,314	$3,106
Accrued liabilities	8,539	7,896
Deferred revenue, current portion	178	—
Term loan, current portion, net	18,700	21,170
Operatinglease liabilities, current portion	1,527	1,832
Warrant liabilities	6,494	—
Total current liabilities	36,752	34,004
Operating lease liabilities, non-current portion	2,927	260
Other long-term liabilities	643	851
Stockholders’ equity	14,406	24,985
Total liabilities and stockholders’ equity	$54,728	$60,100

(1) Derived from audited financial statements.

SOURCE: DURECT Corporation

Investor Relations (DURECT)	Media Contact (DURECT)
Ashley Robinson	Mónica Rouco Molina, PhD
LifeSci Advisors	LifeSci Communications
+1-617-775-5956	+1-929-469-3850
arr@lifesciadvisors.com	mroucomolina@lifescicomms.com